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                                                                    EXHIBIT 11.2

                          Caribiner International, Inc.
       Computation of Supplementary Pro Forma Net Income Per Common Share
                     For the Three Months Ended December 31

                                                                                                   1995
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
Weighted average common stock outstanding during the period (a)                                  2,588,690
Common stock issued to repay current & long-term indebtedness (b)                                1,825,485
Conversion of convertible note into shares of preferred stock and the subsequent
    conversion of such shares into shares of common stock                                        2,055,000
Conversion of all outstanding shares of preferred stock into shares of common stock              1,541,250
Exercise of warrants                                                                               534,505
Effect of exercise of warrants computed in accordance with the treasury stock method               (99,441)
                                                                                        -----------------------

      Total weighted average common stock outstanding during the period                          8,445,489
                                                                                        =======================

(Loss) before taxes                                                                            $ (1,180,416)
Plus: reduction in interest expense from the conversion of the Convertible Note and
    repayment of all other indebtedness from proceeds of the initial public offering              1,058,000
                                                                                        -----------------------

Pro forma loss before taxes                                                                        (122,416)
Pro forma income tax benefit                                                                        (10,590)
                                                                                        -----------------------

Pro forma net loss                                                                               $ (111,826)
                                                                                        =======================

Supplementary pro forma net loss per common share                                                 $ (0.01)
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(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(b) Supplementary earnings per share reflects the number of shares of common stock upon consummation of the initial public offering used to repay current and long-term indebtedness as if such issuance had occurred at the beginning of the period presented.

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